Exhibit 10.1

CONSULTING AGREEMENT
AGREEMENT by and between comScore, Inc. (the “Company”) and Susan Riley (“Consultant”), dated as of March 25, 2018. The parties agree as follows:
1.    Engagement. The Company hereby engages Consultant and Consultant hereby accepts such engagement, as an independent contractor, to provide certain consulting services.
2.    Consulting Period. The “Consulting Period” means the period beginning on April 1, 2018 and ending on December 31, 2018, unless terminated earlier pursuant to any of the termination provisions contained in Section 7.
3.    Consulting Duties. (a) Consultant agrees to make herself available and serve as a resource to the Company (the “Services”) as may from time to time be requested by the Company’s Board of Directors. As a part of the Services, Consultant agrees to provide reasonable cooperation and assistance to the Company and its Board of Directors or any committees thereof in any formal or informal investigation into, or litigation involving, matters which Consultant has relevant knowledge to the extent reasonably requested. Consultant agrees to make herself available for interviews and meetings regarding any such matters at times that are reasonable.
(b) During the Consulting Period, Consultant agrees to devote such time as may be reasonably necessary to discharge the duties assigned to Consultant hereunder and to use Consultant’s reasonable best efforts to perform faithfully and efficiently such duties.
(c)    During the Consulting Period, Consultant may work for or provide consulting or advisory services to any individual or business, unless such engagement or assignment would violate any duty or obligation owed by Consultant to the Company hereunder or under any other written agreement.
4.    Status of Consultant. The parties understand and acknowledge that Consultant is acting as an independent contractor providing services in her capacity as Consultant. The parties acknowledge that Contractor is not an employee, agent, partner or joint venturer of the Company and has no authority whatsoever to bind the Company to any contract or other obligations or to make any representations on behalf of the Company except in connection with her performance of the Services set forth in Section 3. The parties acknowledge that the Services provided under this Agreement are non-exclusive and that Consultant may provide similar consulting services to other parties subject to Section 3. The parties agree that Consultant will have discretion to determine the method, details, and means of performing the Services to be carried out for the Company. The parties agree that the Company retains the right to set the time deadlines, to determine the specific projects for which Consultant shall provide Services, to determine the priority of projects for which Consultant shall provide Services, to specify financial constraints, and to exercise a power of acceptance over the results of the Services performed by Consultant to ensure satisfactory performance.
5.    Consulting Fees. (a) During the Consulting Period, the Company will pay Consultant a monthly consulting fee ("Consulting Fee") of $33,500.00, which fee shall be due and payable by the fifth day of the month in which the Services are to be provided. Consultant agrees that if this Agreement is terminated during any month for which the monthly Consulting Fee has already been paid to Consultant, Consultant will return any such portion of the monthly Consulting Fee which exceeds a pro-rated amount of the monthly Consulting Fee based on the number of days in the month for which Consultant provided the Services divided by the number of days in the month. Consultant agrees to deliver a Form W-9 to the Company before any Consulting Fee will be paid. In addition, the Company will reimburse Consultant for all reasonable and necessary business expenses required to perform the Services provided to the Company under this Agreement, in accordance with the Company's standard procedures and policies regarding reimbursable business expenses.
(b) The parties agree that in lieu of the grant of an equity award to Consultant of a number of restricted stock units equal to $250,000 divided by $30.05 (the closing market price of the Company’s common stock on November 7, 2017), which was intended to serve as compensation for Consultant’s service as a non-employee director during the 2017-2018 term, the Company will grant to Consultant an equity award of an equivalent number of fully vested shares of the Company’s common stock as promptly as practicable when the Company is able to make such grant without violating the rules and regulations of the Securities and Exchange Commission or any other applicable rules and regulations and the terms and conditions of any applicable equity plan of the Company. The Company will deliver such shares without further delay in a manner that complies with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended.
(c) The Company will promptly pay to Consultant all amounts otherwise due and owing to Consultant. Consultant shall not receive any compensation, payments, or benefits from the Company in addition to that described in this Section 5, unless the Company in its sole discretion decides otherwise.
6.    No Employee Benefits. Consultant hereby acknowledges that her relationship with the Company pursuant to this Agreement entitles her only to the payment for Services as specified in Section 5 and in no way entitles her to any benefits from the Company or from any benefit plan maintained by the Company for its employees.
7.    Termination of Consulting Period. The Consulting Period shall terminate immediately upon the occurrence of any of the following events:
(a) The reasonable, good faith determination by the Company that Consultant has failed in any material respect to carry out the Services under this Agreement, provided that the Company provides Consultant with 10 days’ written notice prior to terminating this Agreement pursuant to this Section 7(a) and Consultant has not cured such failure within the 10-day period; or
(b) Upon the death of Consultant.
8.    Confidential Information. (a) Consultant shall hold in a fiduciary capacity, for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company (including, without limitation, any non-public information that relates to the actual or anticipated business or research or development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the

Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant calls or with whom Consultant becomes acquainted with during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, panel recruitment, maintenance and operation, marketing, finances or other business information) that Consultant obtains during the Consulting Period that is not public knowledge (other than as a result of Consultant’s violation of this Section 8(a)) (“Confidential Information”). For the purposes of this Section 8(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. Consultant shall not communicate, divulge or disseminate Confidential Information at any time during the Consulting Period except with the prior written consent of the Company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that Consultant uses, prepares or comes into contact with during the course of the Consulting Period shall remain the sole property of the Company and shall be turned over to the Company, as applicable, upon termination of the Consulting Period. The Company agrees that it will use its best efforts to refrain from providing Consultant with material, non-public Confidential Information without the prior written approval of the General Counsel of the Company.
(b) Consultant acknowledges and agrees that: (i) the purpose of the foregoing covenants is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the businesses in which the Company is engaged and because of the nature of the Confidential Information to which Consultant has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event Consultant breached any of the covenants of this Section 8; and (iii) remedies at law (such as monetary damages) for any breach of Consultant’s obligations under this Section 8 would be inadequate. Consultant therefore agrees and consents that if she commits any breach of a covenant under this Section 8 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 8 finally determined by a court of competent jurisdiction to be unenforceable, Consultant and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of this Section 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
(c) Consultant acknowledges and agrees that all Company property, whether or not maintained in “hard-copy” or electronic/magnetic form (including disks and computer drives), provided to or made available to Consultant including but not limited to the Company’s existing or potential clients or employees and the Company’s business and its operation shall be the Company’s property, and shall be delivered to the Company or, at the Company’s option, destroyed immediately upon termination or expiration of this Agreement or request by the Company.

9.    Non-Disparagement. From and after the execution date of this Agreement and continuing beyond the expiration or termination of this Agreement, the Company agrees that it will direct its executive officers to refrain (and that the Company will use its reasonable best efforts to cause the Company’s directors to refrain) from making any statement(s) that disparage Consultant, and Consultant agrees to refrain from making any statement(s) that disparage the Company, its directors or executive officers. Nothing in this Agreement should be construed to limit Consultant from (i) complying with any valid subpoena or court order (about which Consultant shall provide the Company with prompt notice, a copy of the subpoena or court order, and a transcript of any testimony, all to the maximum extent permitted by applicable law or policy); (ii) cooperating with any government investigation; (iii) voluntarily communicating, without notice to or approval by the Company, with any government agency regarding a potential violation of any law or regulation; (iv) cooperating with any reasonable requests by the Company; or (v) responding to statements made about her that Consultant reasonably believes to be untruthful or defending herself in connection with any litigation or investigation. Similarly, nothing in this Agreement should be construed to limit the Company or any of its directors, officers or employees from (a) complying with any valid subpoena or court order; (b) making statements that it concludes in good faith after consultation with counsel (i) are appropriate in filings, releases, and other documents prepared in connection with applicable securities laws or (ii) may otherwise be required under any other applicable law; (c) conducting in good faith investigations or inquiries regarding any potential violation of law; (d) communicating with any government agency; or (e) responding to untruthful statements made about them or defending themselves in connection with any litigation or investigation.
10.    Indemnification. During the Consulting Period, Consultant and the Company agree that the Indemnification Agreement executed by Consultant shall apply to the Services provided under this Agreement as if she were an officer, director, employee or agent of the Company.
11.    Successors. (a) This Agreement is personal to Consultant and, without the prior written consent of the Company, shall not be assignable by Consultant.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
12.    Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:

Susan Riley
Address on File

with a copy to:

Susan Riley
Address on File

If to the Company:
comScore, Inc.
Attention: General Counsel
11950 Democracy Drive, Suite 600
Reston, VA 20190
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressees.
(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
(d) The parties acknowledge and agree that the Consulting Fees for services during the Consulting Period will be rendered by Consultant as an independent contractor rather than an employee, and that Consultant will therefore be solely responsible for paying all taxes with respect to her compensation for such services. The parties agree to report and treat for tax and other purposes that the services and income therefrom are as an independent contractor and not as an employee. Consultant acknowledges and agrees that she shall indemnify the Company and hold the Company harmless for any tax liability (including any penalties and/or attorneys’ fees) incurred by Consultant as a result of the payments described herein. Consultant further acknowledges and agrees that the Company is not undertaking to advise her with respect to any tax consequences of these payments, and that she is solely responsible for determining those consequences and satisfying all applicable tax obligations resulting from these payments.
(e) Consultant’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Consultant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument. To be clear, this Agreement shall not be effective until the date upon which both Parties have signed at least one counterpart, whichever is later.

[Signature page follows]

IN WITNESS WHEREOF, Consultant has hereunto set Consultant’s hand and, pursuant to due authorization, the Company has caused this Agreement to be executed in its name on its behalf, all as of the date first written above.

COMSCORE, INC.

By:	/s/ Carol DiBattiste

Name: Carol DiBattiste
Title: General Counsel & Chief Compliance, Privacy and People Officer

CONSULTANT

By:	/s/ Susan J. Riley

Name: Susan Riley